CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOAMEX INTERNATIONAL INC.

__________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

__________________________________________

Foamex International Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article V of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE V

AUTHORIZED CAPITAL STOCK

A.       Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) consisting of (i) Seven Million (7,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and (ii) One Hundred and Ninety-Three Million (193,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”). To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (“11 U.S.C. § 1123(a)(6)”), no nonvoting equity securities of the Corporation shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C. § 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Corporation.

B.        Preferred Stock. The Board is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Certificate of Designations”) and as may be permitted by the

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DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Voting Stock voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designations.

C.        Common Stock. Except as otherwise provided by law or as otherwise provided in any Certificate of Designations, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

D.       Upon the date that this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation becomes effective in accordance with the DGCL (the “Amendment Effective Date”), each four (4) shares of Common Stock, par value $0.01 per share (the “Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Amendment Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $0.01 per share (the “New Common Stock”), of the Corporation (the “Reverse Split”).

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of Old Common Stock immediately prior to the Amendment Effective Date in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of the issuance of such fractional shares, the Corporation will arrange for its transfer agent to aggregate and sell any fractional interests that may result from the Reverse Split on the open market (other than with respect to “restricted shares”) and distribute the proceeds of such sales to each holder proportionate to their respective fractional interest (other than with respect to “restricted shares”), with the Corporation paying any commissions and fees to effect the foregoing sales.

Each stock certificate that, immediately prior to the Amendment Effective Date, represented shares of Old Common Stock shall, from and after the Amendment Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

The officers of the Corporation shall engage and instruct the transfer agent of its Old Common Stock to effect the Reverse Split on the Amendment Effective Date through its book-entry registration facilities and through the facilities of The Depository Trust Company and take such further actions, including, without limitation, the obtaining of a

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CUSIP number for the New Common Stock and accounting for the proper payment to stockholders in lieu of fractional shares, as the transfer agent advises the Corporation are necessary in furtherance of the Reverse Split.”

SECOND: Article VI of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“GCL”) and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the GCL.

FOURTH: The effective date of this Certificate of Amendment shall be April 30, 2007.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 19th day of April, 2007.

FOAMEX INTERNATIONAL INC.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President